                                                                   EXHIBIT 99(B)

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   2

Consolidated Balance Sheets at December 31, 1998 and 1997...   3

Consolidated Statements of Income for the Years Ended
  December 31, 1998, 1997 and 1996..........................   4

Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1998, 1997 and 1996......   6

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1997 and 1996..........................   7

Notes to Consolidated Financial Statements..................   9

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and the Board of Directors
FirstBancorporation, Inc.
Beaufort, South Carolina

     We have audited the accompanying consolidated balance sheets of FirstBancorporation, Inc., and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FirstBancorporation, Inc. and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 23 to the consolidated financial statements, on March 4, 1999, the Company's Board of Directors entered into a merger agreement whereby the Company will be merged into another company.

J.W. Hunt and Company, LLP
Columbia, South Carolina
February 10, 1999
(except for Note 23, as to which
the date is March 4, 1999)

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                               1998          1997
                                                           ------------   -----------
                         ASSETS
Cash and amounts due from banks..........................  $  4,088,540   $ 4,126,603
Interest-bearing deposits with banks.....................     4,665,410     1,968,995
                                                           ------------   -----------
       Total cash and cash equivalents...................     8,753,950     6,095,598
Interest-bearing time deposits with banks................     2,099,000        99,000
Securities available-for-sale............................     9,066,478     2,182,412
Real estate loans held-for-sale..........................     1,740,365       676,279
Loans receivable -- net of loans in process..............    83,442,732    80,792,015
  Less, allowance for loan losses........................      (859,456)     (728,043)
                                                           ------------   -----------
       Loans receivable, net.............................    82,583,276    80,063,972
                                                           ------------   -----------
Accrued interest receivable..............................       595,812       555,537
Premises and equipment, net..............................     1,932,254     1,288,233
Foreclosed real estate...................................        39,559       126,500
Deferred organization costs..............................            --       123,233
Deferred tax asset.......................................       337,050       263,987
Prepaid expenses and other assets........................       346,396       224,064
                                                           ------------   -----------
       Total assets......................................  $107,494,140   $91,698,815
                                                           ============   ===========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Demand deposits:
     Non interest-bearing................................  $  6,955,291   $ 7,129,011
                                                           ------------   -----------
     Interest-bearing....................................    38,717,943    27,479,190
       Total demand deposits.............................    45,673,234    34,608,201
Savings deposits.........................................     4,565,381     5,176,093
Time deposits............................................    37,514,044    37,677,994
                                                           ------------   -----------
       Total deposits....................................    87,752,659    77,462,288
Federal Home Loan Bank advances..........................     4,250,000     5,050,000
Note payable.............................................     2,100,000            --
Amounts due to depository institutions (non
  interest-bearing)......................................       489,573       305,315
Advance payments by borrowers for taxes and insurance....        84,872        54,630
Accrued liabilities:
  Interest payable.......................................       280,129       208,410
  Expenses payable.......................................       166,252       173,025
  Other..................................................       246,002       464,146
                                                           ------------   -----------
       Total liabilities.................................    95,369,487    83,717,814
                                                           ------------   -----------
Stockholders' Equity:
  Preferred stock -- $0.01 par value, shares
     authorized -- 1,000,000, issued and
     outstanding -- none
  Common stock -- $0.01 par value, shares authorized --
     2,000,000, issued and
     outstanding -- 887,637 -- 1998; issued and
     outstanding -- 690,323 -- 1997......................         8,876         6,903
  Additional paid-in capital.............................     9,622,883     6,248,777
  Accumulated other comprehensive income (loss)..........       (12,948)      (14,497)
  Retained earnings......................................     2,505,842     1,739,818
                                                           ------------   -----------
       Total stockholders' equity........................    12,124,653     7,981,001
                                                           ------------   -----------
       Total liabilities and stockholders' equity........  $107,494,140   $91,698,815
                                                           ============   ===========

The accompanying notes are an integral part of the Consolidated Financial Statements

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                  1998         1997         1996
                                               ----------   ----------   ----------
Interest and Dividend income:
  Interest on loans..........................  $7,156,521   $7,281,594   $6,634,443
  Interest on securities
     available-for-sale......................      92,956      104,175      119,322
  Other interest income......................     545,781      108,765      120,362
  Dividends -- Federal Reserve Bank and
     Federal Home Loan Bank..................      52,630       47,555       45,931
                                               ----------   ----------   ----------
          Total interest and dividend
             income..........................   7,847,888    7,542,089    6,920,058
                                               ----------   ----------   ----------
Interest expense:
  Deposits...................................   3,340,727    3,215,938    3,125,187
  Federal Home Loan Bank advances............     171,154      206,747      155,460
  Note payable...............................      53,375           --           --
                                               ----------   ----------   ----------
          Total interest expense.............   3,565,256    3,422,685    3,280,647
                                               ----------   ----------   ----------
Net interest income..........................   4,282,632    4,119,404    3,639,411
Provision for loan losses....................     200,000      165,000      162,000
                                               ----------   ----------   ----------
Net interest income after provision for loan
  losses.....................................   4,082,632    3,954,404    3,477,411
                                               ----------   ----------   ----------
Noninterest income:
  Loan related fees..........................     519,797      210,522      116,180
  Other service charges and fees.............     908,462      700,468      577,077
  Rental income..............................      54,898       40,915       43,603
                                               ----------   ----------   ----------
          Total noninterest income...........   1,483,157      951,905      736,860
                                               ----------   ----------   ----------
Noninterest expenses:
  Compensation and benefits..................   2,108,575    1,755,139    1,553,094
  Occupancy..................................     400,294      291,413      275,314
  Insurance..................................      99,817       93,910      617,948
  Furniture and equipment....................     307,801      259,928      234,915
  Data processing............................     145,397      152,042      156,330
  Item processing and bank charges...........     209,866      187,135      119,380
  Professional fees..........................     102,472      107,791      115,973
  Supplies and printing......................     129,624      103,144       70,275
  Marketing..................................     143,686       87,393       61,942
  Telephone and postage......................     139,600      119,477      101,552
  Automobile.................................       8,525        7,598        8,787
  Regulatory fees............................      37,558       36,158       34,532
  Automated teller system....................      49,336       43,232       13,667
  Other expenses.............................     295,904      133,952       27,253
                                               ----------   ----------   ----------
          Total noninterest expenses.........   4,178,455    3,378,312    3,390,962
                                               ----------   ----------   ----------
Income before provision for income taxes and
  cumulative effect of a change in accounting
  principle..................................   1,387,334    1,527,997      823,309
Provision for income taxes...................     531,071      580,639      322,498
                                               ----------   ----------   ----------

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
          YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996 -- (CONTINUED)

                                                  1998         1997         1996
                                               ----------   ----------   ----------
Income before cumulative effect of a change
  in accounting principle....................     856,263      947,358      500,811
                                               ----------   ----------   ----------
Cumulative effect of a change in accounting
  principle, net of tax......................      90,239           --           --
                                               ----------   ----------   ----------
Net income...................................  $  766,024   $  947,358   $  500,811
                                               ==========   ==========   ==========
Average number of common shares
  outstanding................................     758,052      690,285      686,042
Average number of common shares outstanding,
  assuming dilution..........................     815,898      735,507      725,813
Earnings per common share:
  Income per share before cumulative effect
     of a change in accounting principle.....  $     1.13   $     1.37   $     0.73
  Per share for cumulative effect of a change
     in accounting principle, net of tax.....       (0.12)
                                               ----------   ----------   ----------
  Net income per share.......................  $     1.01   $     1.37   $     0.73
                                               ==========   ==========   ==========
Earnings per common share, assuming dilution:
  Income per share before cumulative effect
     of a change in accounting principle.....  $     1.05   $     1.29   $     0.69
  Per share for cumulative effect of a change
     in accounting principle, net of tax.....       (0.11)
                                               ----------   ----------   ----------
  Net income per share.......................  $     0.94   $     1.29   $     0.69
                                               ==========   ==========   ==========

The accompanying notes are an integral part of the consolidated financial statements.

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                                                          ACCUMULATED
                                             COMMON STOCK                                    OTHER
                                          ------------------   ADDITIONAL                COMPREHENSIVE       TOTAL
                                           NUMBER               PAID-IN      RETAINED       INCOME       STOCKHOLDERS'
                                          OF SHARES   AMOUNT    CAPITAL      EARNINGS       (LOSS)          EQUITY
                                          ---------   ------   ----------   ----------   -------------   -------------
Balance, December 31, 1995..............   595,848    $5,958   $5,037,021   $1,493,810     $(19,325)      $ 6,517,464
Issuance of 29,738 shares of stock for
  5% stock dividend.....................    29,738      298       386,295     (386,593)          --                --
Stock options exercised.................     2,001       20        17,990           --           --            18,010
                                                                                                          -----------
Comprehensive income:
  Net income............................        --       --            --      500,811           --           500,811
  Change in unrealized loss on
    securities available-for-sale, net
    of applicable deferred income
    taxes...............................        --       --            --           --        8,394             8,394
                                                                                                          -----------
        Total comprehensive income......        --       --            --           --           --           509,205
                                           -------    ------   ----------   ----------     --------       -----------
Balance, December 31, 1996..............   627,587    6,276     5,441,306    1,608,028      (10,931)        7,044,679
Stock issuance cost.....................        --       --        (7,470)          --           --            (7,470)
Issuance of 62,736 shares of stock for
  10% stock dividend....................    62,736      627       814,941     (815,568)          --                --
                                                                                                          -----------
Comprehensive income:
  Net income............................        --       --            --      947,358           --           947,358
  Change in unrealized loss on
    securities available-for-sale, net
    of applicable deferred income
    taxes...............................        --       --            --           --       (3,566)           (3,566)
                                                                                                          -----------
    Total comprehensive income..........        --       --            --           --           --           943,792
                                           -------    ------   ----------   ----------     --------       -----------
Balance, December 31, 1997..............   690,323    6,903     6,248,777    1,739,818      (14,497)        7,981,001
Sale of shares..........................   193,422    1,934     3,450,684           --           --         3,452,618
Stock options exercised.................     3,892       39        38,042           --           --            38,081
Stock issuance cost.....................        --       --      (114,620)          --           --          (114,620)
                                                                                                          -----------
Comprehensive income:
  Net income............................        --       --            --      766,024           --           766,024
  Change in unrealized loss on
    securities available-for-sale, net
    of applicable deferred income
    taxes...............................        --       --            --           --        1,549             1,549
                                                                                                          -----------
    Total comprehensive income..........        --       --            --           --           --           767,573
                                           -------    ------   ----------   ----------     --------       -----------
Balance, December 31, 1998..............   887,637    $8,876   $9,622,883   $2,505,842     $(12,948)      $12,124,653
                                           =======    ======   ==========   ==========     ========       ===========

The accompanying notes are an integral part of the consolidated financial statements

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                             1998           1997           1996
                                         ------------   ------------   ------------
Cash flows from operating activities:
  Net income...........................  $    766,024   $    947,358   $    500,811
  Adjustments to reconcile net income
     to net cash provided (used) by
     operating activities:
     Amortization of deferred loan fees
       and discounts...................       (63,854)       (27,018)        (3,654)
     Provision for loan losses.........       200,000        165,000        162,000
     Depreciation and amortization.....       469,506        266,762        202,949
     Deferred income taxes.............       (73,063)       (78,815)       (43,992)
     Gain on sales of loans to
       investors.......................      (326,073)      (146,632)      (101,573)
     Originations of loans sold to
       investors.......................   (26,139,168)   (14,164,921)    (7,521,386)
     Proceeds from sales of loans to
       investors.......................    26,465,241     14,311,553      7,622,959
     Disbursements on loans serviced
       for others......................    (7,514,304)    (1,611,484)    (1,227,215)
     Receipts on loans serviced for
       others..........................     3,232,079      1,710,947      1,226,719
     Gain on sale of foreclosed real
       estate..........................        (6,859)        (4,573)       (50,393)
     Net change in:
       Interest receivable.............        40,275        (53,125)        (5,967)
       Prepaid expenses and other
          assets.......................      (307,794)       (56,888)       (65,965)
       Real estate loans held for
          sale.........................    (1,064,086)       (12,963)      (411,966)
       Accrued interest payable........        71,719         89,351         14,398
       Accrued expenses................        (6,773)       (40,543)       162,695
       Other liabilities...............      (218,144)       284,913         56,585
                                         ------------   ------------   ------------
       Net cash provided (used) by
          operating activities.........    (4,475,274)     1,578,922        517,005
                                         ------------   ------------   ------------
Cash flows from investing activities:
  Purchases of securities
     available-for-sale................   (12,284,468)       (98,602)       (97,315)
  Purchases of interest-bearing time
     deposits with banks...............    (2,000,000)            --             --
  Maturities of interest-bearing time
     deposits with banks...............            --        100,177             --
  Proceeds from sales and maturities of
     securities available-for-sale.....     7,700,927        387,060        350,613
  Purchases of Federal Home Loan Bank
     stock and dividends received......       (18,400)            --       (103,800)
  Purchases of Federal Reserve Bank
     stock.............................      (198,450)            --             --
  Loans originations and principal
     collections, net..................      (480,751)    (2,193,574)    (6,546,392)

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

                                             1998           1997           1996
                                         ------------   ------------   ------------
  Proceeds from sales of foreclosed
     real estate.......................  $    161,887   $    149,534   $    530,500
  Additions to premises and
     equipment.........................      (928,065)      (387,101)      (293,894)
                                         ------------   ------------   ------------
     Net cash used by investing
       activities......................    (8,047,320)    (2,042,506)    (6,160,288)
                                         ------------   ------------   ------------
Cash flows from financing activities:
  Net increase in demand deposit
     accounts..........................    11,065,033      1,566,985      3,631,534
  Net decrease in savings deposit
     accounts..........................      (610,712)      (793,429)    (1,329,939)
  Net increase (decrease) in time
     deposits..........................      (163,954)    (1,611,287)     1,093,499
  Proceeds from Federal Home Loan Bank
     advances..........................     5,000,000     16,450,000     15,150,000
  Repayment of Federal Home Loan Bank
     advances..........................    (5,800,000)   (17,000,000)   (10,550,000)
  Proceeds from note payable...........     2,100,000             --             --
  Increase (decrease) in amounts due to
     depository institutions...........       184,258        105,198        (37,973)
  Increase (decrease) in advance
     payments by borrowers for taxes
     and insurance.....................        30,242        (21,843)        (7,188)
  Proceeds from issuance of common
     stock.............................     3,452,618             --             --
  Stock issuance costs.................      (114,620)        (7,470)            --
  Proceeds from stock options
     exercised.........................        38,081             --         18,010
                                         ------------   ------------   ------------
     Net cash provided (used) by
       financing activities............    15,180,946     (1,311,846)     7,967,943
Net increase (decrease) in cash and
  cash equivalents.....................     2,658,352     (1,775,430)     2,324,660
Cash and cash equivalents at beginning
  of year..............................     6,095,598      7,871,028      5,546,368
                                         ------------   ------------   ------------
Cash and cash equivalents at end of
  year.................................  $  8,753,950   $  6,095,598   $  7,871,028
                                         ============   ============   ============
Supplemental disclosure of cash flow
  information:
Cash paid for:
  Interest on deposits and
     borrowings........................  $  3,493,537   $  3,333,334   $  3,110,789
                                         ============   ============   ============
  Income taxes.........................  $    611,921   $    637,505   $    400,160
                                         ============   ============   ============
Supplemental disclosures of noncash
  investing activities:
  Non-cash transfers during the year
     for transfer of loans receivable
     to foreclosed real estate.........  $     58,387   $     43,951   $    264,752
                                         ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION:

     FirstBancorporation, Inc. (the Company) was organized under the laws of the State of South Carolina on February 28, 1995, for the purpose of becoming a bank holding company for FirstBank, N.A. (FirstBank).

     In 1996, First Securities Corporation (FSC) was incorporated in South Carolina. FSC was organized to provide alternative investment services in FirstBank's service area. FSC began operations in the second quarter of 1997 and is a wholly-owned subsidiary of FirstBank.

     In September 1998, FirstBank of the Midlands (FBM) commenced operations in Columbia, South Carolina, following approval by the Comptroller of the Currency and other regulators. Upon completion of its organization, the common stock of FBM was acquired by the Company.

     FirstBank and FBM (the Banks) operate as wholly-owned subsidiaries of the Company. The Banks provide a variety of financial services to individuals and small to middle-market businesses located within Beaufort County and Richland County, South Carolina and surrounding areas. The Banks' primary deposit products are savings and term certificate accounts and their primary lending products are consumer and residential and commercial mortgage loans.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accounting and reporting policies of the Company and its subsidiaries conform with generally accepted accounting principles and with the prevailing practices within the banking industry.

PRINCIPLES OF CONSOLIDATION:

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, FirstBank and FBM. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES:

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK:

     Most of the Company's activities are with customers located within Beaufort and Richland Counties and surrounding areas in South Carolina. Note 4 discusses the types of securities in which the Company invests. The types of lending that the Company engages in is discussed in Note 5. The Company does not have any significant concentrations to any one industry or customer.

CASH AND CASH EQUIVALENTS:

     For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents include cash and amounts due from banks, time deposits and federal funds sold, all of which mature within ninety days.

SECURITIES AVAILABLE-FOR-SALE:

     Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are excluded from earnings and reported in other comprehensive income. Gains and losses on the sale of securities available-for-sale are recorded on the trade date and are determined using the specific identification method. Federal Home Loan Bank
(FHLB) and Federal Reserve Bank (FRB) stock are carried at cost.

     Premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities.

LOANS HELD FOR SALE:

     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

     FirstBank originates loans for sale in the secondary market generally without recourse under commitments or other arrangements in place prior to loan origination. Sales are completed at or near the loan origination date. All fees and other income from these activities are recognized in income when loan sales are completed.

LOANS RECEIVABLE:

     The Banks grant mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in Beaufort County. The ability of the Banks' debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Banks' service areas.

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

     The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES:

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Banks do not separately identify individual consumer and residential loans for impairment disclosures.

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

MORTGAGE SERVICING:

     Mortgage servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of mortgage loans. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Mortgage servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Mortgage servicing rights were not impaired at December 31, 1998 and 1997.

FORECLOSED REAL ESTATE:

     Real estate properties acquired through foreclosure or in full or partial satisfaction of the related loan are to be sold and are initially recorded at fair value, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance (if any) are included in other expenses.

PREMISES AND EQUIPMENT:

     Land is stated at cost. Office equipment, furnishings, and buildings are stated at cost less accumulated depreciation and amortization computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives are 31 1/2 years for buildings and three to five years for furniture and equipment.

TRANSFERS OF FINANCIAL ASSETS:

     Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

MARKETING EXPENSES:

     The costs of marketing are expensed as incurred.

DEFERRED ORGANIZATION COSTS, PREOPENING COSTS AND STOCK OFFERING COSTS:

     The Company adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities" in 1998. This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES costs to be expensed as incurred. The adoption of this SOP is reported as the cumulative effect of a change in accounting principle. Adopting this SOP resulted in net income decreasing $90,239 and basic earnings per common share and diluted earnings per common share declining $0.12 and $0.11, respectively, in 1998.

     Prior to adopting this SOP, deferred organization costs were amortized using the straight-line method. Preopening costs associated with the organization of FBM were expensed as incurred.

     Stock offering costs have been charged to additional paid-in capital.

AMOUNTS DUE TO DEPOSITORY INSTITUTIONS:

     The Banks invest excess funds on deposit at other depository institutions (including amounts intended for payment of issued and outstanding checks) on a daily basis in overnight interest-bearing accounts. Accordingly, issued and outstanding checks are recorded as a liability.

INCOME TAXES:

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The provision for income taxes of each entity is recorded as if the entity filed a separate return.

RETIREMENT PLAN:

     FirstBank has a contributory 401(k) plan covering substantially all employees. Contributions to the plan are made on a matching basis of 75% up to a maximum of 6% of employees' plan contributions. Contributions to the plan totaled approximately $40,000, $31,000 and $18,000 for 1998, 1997 and 1996,
respectively.

LEASE COMMITMENTS:

     FirstBank has entered into operating lease agreements for land, buildings, and equipment used in operations. The agreements expire over various terms with the longest such term extending to the year 2013. Certain of the leases are subject to rent escalation provisions. In addition, FirstBank pays maintenance, property taxes and insurance on the leased properties.

STOCK COMPENSATION PLANS:

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

EARNINGS PER COMMON SHARE:

     Basic earnings per common share represent income available to common stockholders divided by the weighted average number of shares outstanding during the year. Diluted earnings per common share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method. All common share and per share amounts have been restated to reflect stock dividends.

     The computation of basic and diluted earnings per common share is shown as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                  -------------------------------
                                                    1998       1997        1996
                                                  --------   --------    --------
Earnings per Common Share:
  Net income applicable to common stock.........  $766,024   $947,358    $500,811
                                                  ========   ========    ========
  Weighted average shares outstanding...........   758,052    690,285     686,042
  Basic earnings per common share...............  $   1.01   $   1.37    $   0.73
                                                  ========   ========    ========
Earnings per Common Share, assuming dilution:
  Net income applicable to common stock.........  $766,024   $947,358    $500,811
                                                  ========   ========    ========
  Weighted average shares outstanding...........   758,052    690,285     686,042
  Common stock equivalents -- stock options.....    57,846     45,222(a)   39,771
                                                  --------   --------    --------
     Total......................................   815,898    735,507     725,813
                                                  ========   ========    ========
  Earnings per common share, assuming
     dilution...................................  $   0.94   $   1.29    $   0.69
                                                  ========   ========    ========

-------------------------

(a) Options to purchase 3,500 shares of common stock were not included in the computation of diluted earnings per common share because the options' exercise prices were greater than the average market price of the common shares for 1997.

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

COMPREHENSIVE INCOME:

     The Company adopted SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available-for-sale, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Company's net income or stockholders' equity. Currently, the Company's only component of Other Comprehensive Income is its unrealized losses on securities available-for-sale.

FINANCIAL INSTRUMENTS:

     Credit-related financial instruments -- In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under stand-by letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

SEGMENTS:

     FirstBancorporation, Inc. through its banking subsidiaries, FirstBank and FMB, provides a broad range of financial services to individuals and companies in South Carolina. These services include demand, time, and savings deposits; lending services; ATM processing; and similar financial services. While the Company's decision makers monitor the revenue streams of the various financial products and services, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

     The following methods and assumptions were used in estimating fair values of financial instruments as disclosed herein:

          CASH AND SHORT-TERM INSTRUMENTS. The carrying amounts of cash and short-term instruments approximate their fair value.

          SECURITIES AVAILABLE-FOR-SALE. Fair values for securities, excluding Federal Home Loan Bank and Federal Reserve Bank stock, are based on quoted market prices.

          REAL ESTATE LOANS HELD-FOR-SALE. Fair values of real estate loans held-for-sale are based on carrying values.

          LOANS RECEIVABLE. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

          DEPOSIT LIABILITIES. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          FEDERAL HOME LOAN BANK ADVANCES AND NOTE PAYABLE. Fair value of the advances are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

          ACCRUED INTEREST AND AMOUNTS DUE TO DEPOSITORY INSTITUTIONS. The carrying amounts approximate their fair values.

          OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet, credit-related financial instruments, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

ACCOUNTING PRONOUNCEMENTS:

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" is effective for 2000. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statements of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative, that is gains and losses, depends on the intended use of the

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES derivative and the resulting designation. The adoption of this Statement in 2000 is not expected to have a material effect on the Company's consolidated financial statements.

     Statements of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. This Statement is effective in 1999 and is not expected to have a material effect on the Company's consolidated financial statements.

OTHER:

     Certain amounts previously reported have been restated in order to conform with current year presentation. Such reclassifications had no effect on net income.

NOTE 3.  RESTRICTIONS ON CASH AND DUE FROM BANKS:

     As a member of the Federal Reserve System, the Banks are required by regulation to maintain an average cash reserve balance with the FRB or in vault cash. The average daily reserve balance requirement for December 31, 1998 and 1997, was met by vault cash held by the Banks.

     At December 31, 1998, the Banks had due from bank balances in excess of federally insured limits of approximately $608,000. Management believes the risk associated with exceeding these limits is balanced by the stability of the depository institutions involved.

NOTE 4.  SECURITIES AVAILABLE-FOR-SALE:

     Securities available-for-sale consist of the following:

                                                            1998
                                      -------------------------------------------------
                                                     GROSS        GROSS
                                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                         COST        GAINS        LOSSES       VALUE
                                      ----------   ----------   ----------   ----------
Mortgage-backed securities..........  $4,121,368    $     --     $(20,884)   $4,100,484
U.S. Government securities..........   4,070,744          --           --     4,070,744
Federal Home Loan Bank stock........     566,500          --           --       566,500
Federal Reserve Bank stock..........     328,750          --           --       328,750
                                      ----------    --------     --------    ----------
  Total.............................  $9,087,362          --     $(20,884)   $9,066,478
                                      ==========    ========     ========    ==========

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

                                                            1997
                                      -------------------------------------------------
                                                     GROSS        GROSS
                                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                         COST        GAINS        LOSSES       VALUE
                                      ----------   ----------   ----------   ----------
Mortgage-backed securities..........  $1,428,793    $     --     $(23,383)   $1,405,410
U.S. Government securities..........      98,602          --           --        98,602
Federal Home Loan Bank stock........     548,100          --           --       548,100
Federal Reserve Bank stock..........     130,300          --           --       130,300
                                      ----------    --------     --------    ----------
  Total.............................  $2,205,795          --     $(23,383)   $2,182,412
                                      ==========    ========     ========    ==========

     The mortgage-backed securities held at December 31, 1998, consist of GNMA Adjustable Rate Mortgage Securities (ARMS) and mature generally between 10 and 24 years and FNMA fixed rate loans with maturities of 10 years. Such securities held at December 31, 1997 consist solely of GNMA ARMS. The actual lives of these securities may be shorter as a result of prepayments. The U.S. Government securities mature in 1999. Other securities consist of the required capital stock of the FHLB and the FRB and have no contractual maturity.

     There were no realized gains or losses on sales of investment securities during the three-year period ending December 31, 1998.

     At December 31, 1998 and 1997, the FHLB stock was pledged as collateral on the FHLB advances and securities with carrying values of approximately $873,000 and $1,154,000, respectively, were pledged to secure public deposits and for other purposes as required and permitted by law.

     The amortized cost and fair value of debt securities by contractual maturity at December 31, 1998 follows:

                                                            AVAILABLE FOR SALE
                                                          -----------------------
                                                          AMORTIZED
                                                             COST      FAIR VALUE
                                                          ----------   ----------
Within 1 year...........................................  $4,070,744   $4,070,744
Over 1 year through 5 years.............................          --           --
After 5 years through 10 years..........................          --           --
Over 10 years...........................................     895,250      895,250
                                                          ----------   ----------
                                                           4,965,994    4,965,994
Mortgage-backed securities..............................   4,121,368    4,100,484
                                                          ----------   ----------
  Total.................................................  $9,087,362   $9,066,478
                                                          ==========   ==========

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

NOTE 5.  LOANS RECEIVABLE:

     Loans receivable at December 31, 1998 and 1997, consisted of the following:

                                                           1998          1997
                                                        -----------   -----------
Mortgage loans:
  Permanent...........................................  $57,817,138   $60,522,713
  Construction........................................    8,656,783     5,949,087
                                                        -----------   -----------
     Total mortgage loans.............................   66,473,921    66,471,800
                                                        -----------   -----------
Other loans:
  Consumer loans......................................    7,436,023     9,527,554
  Commercial loans....................................    9,532,788     4,792,661
                                                        -----------   -----------
     Total other loans................................   16,968,811    14,320,215
                                                        -----------   -----------
     Loans receivable.................................  $83,442,732   $80,792,015
                                                        ===========   ===========

     Loans receivable above are net of approximately $116,000 and $97,000, representing deferred loan origination fees net of related costs at December 31, 1998 and 1997, respectively. These deferred fees are primarily attributable to permanent mortgage loans.

     Loans receivable consists principally of adjustable rate residential first mortgage loans to individuals for single family homes in the northern two-thirds of Beaufort County. At December 31, 1998, the total loan portfolio included adjustable rate loans totaling approximately $17.5 million, having interest rate adjustments indexed to prime, and approximately $31.3 million of adjustable rate loans, having interest rate adjustments indexed to the one or three year U.S. Treasury bill adjusted to a constant maturity. Future market factors may, in certain instances, affect the correlation of the interest rate adjustment with the rates the Banks pay on the short-term deposits and FHLB advances that have been primarily utilized to fund these loans.

     Transactions in the allowance for loan losses are summarized as follows:

                                                      1998       1997       1996
                                                    --------   --------   --------
Beginning balance.................................  $728,043   $630,557   $470,198
Provision (charged to income).....................   200,000    165,000    162,000
Recoveries of charge-offs.........................     3,262      5,000     26,993
Charge-offs.......................................   (71,849)   (72,514)   (28,634)
                                                    --------   --------   --------
Ending balance....................................  $859,456   $728,043   $630,557
                                                    ========   ========   ========

     Real estate mortgage loans include investments of approximately $544,000 and $663,000 in participating interests on loans originated and serviced by other financial institutions as of December 31, 1998 and 1997, respectively.

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

     The following is a summary of information pertaining to impaired loans:

                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1997
                                                             --------   --------
Impaired loans without a valuation allowance...............  $170,151   $ 73,081
Impaired loans with a valuation allowance..................    26,264    213,662
                                                             --------   --------
  Total impaired loans.....................................  $196,415   $286,743
                                                             ========   ========
Valuation allowance related to impaired loans..............  $  2,626   $ 55,970
                                                             ========   ========

                                                       YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1998       1997       1996
                                                    --------   --------   --------
Average investment in impaired loans..............  $207,373   $392,316   $261,613
                                                    ========   ========   ========
Interest income recognized on impaired loans......  $ 13,928   $ 32,359   $ 26,263
                                                    ========   ========   ========
Interest income recognized on a cash basis on
  impaired loans..................................  $ 13,928   $ 32,359   $ 26,263
                                                    ========   ========   ========

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 6.  SERVICING:

     Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others totaled approximately $14,456,000 and $10,798,000 at December 31, 1998 and 1997, respectively.

     The balance of capitalized servicing rights included in other assets at December 31, 1998 and 1997, was $72,452 and $41,152, respectively. The fair values of these rights were approximately $72,300 and $41,100, respectively. The fair value of servicing rights was determined using a discount rate of 8% and a prepayment speed of 14.3%. No valuation allowances were required.

     The following summarizes mortgage servicing rights capitalized and amortized:

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
Mortgage servicing rights capitalized.......................  $50,402   $42,776
                                                              =======   =======
Mortgage servicing rights amortized.........................  $19,102   $ 1,624
                                                              =======   =======

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

NOTE 7.  PREMISES AND EQUIPMENT:

     Premises and equipment at December 31, 1998 and 1997, consists of the following:

                                                           1998          1997
                                                        -----------   -----------
Cost:
  Land................................................  $   497,656   $   251,000
  Buildings and leasehold improvements................      646,965       461,576
  Equipment and furnishings...........................    2,319,965     1,820,046
                                                        -----------   -----------
     Total cost.......................................    3,464,586     2,532,622
Less, accumulated depreciation and amortization.......   (1,532,332)   (1,244,389)
                                                        -----------   -----------
     Premises and equipment -- net....................  $ 1,932,254   $ 1,288,233
                                                        ===========   ===========

     Depreciation expense charged to operations was $284,044, $245,995 and $182,662 in 1998, 1997, and 1996, respectively.

NOTE 8.  LEASES:

     FirstBank leases its main office facility and additional office space and parking under a noncancelable operating lease from a partnership in which certain of FirstBank's directors are partners. FirstBank has also entered into a lease with a director of FirstBank for a branch facility on Lady's Island, South Carolina. The leases require FirstBank to pay for all utilities, property taxes and hazard insurance related to the leased properties.

     The main office facility lease provides for a lease term of 20 years, expiring in 2013. The lease is subject to rent escalation provisions which are computed every five years during the life of the lease. The Lady's Island branch facility lease provides for a five-year lease expiring in 2003.

     FBM leases office space under a noncancellable operating lease with an initial term of 5 years beginning on September 1, 1998. The lease terms provide for three, three-year renewal options. The landlord is responsible for improvements and property taxes on the leased property up to the amount paid for 1997 taxes. FBM is required to pay any property tax increases over 1997 taxes. Annual base rent in lease years one through five is $90,750. Subsequent lease renewals will increase lease payments by the greater of 12.5% or the increase in the Consumer Price Index.

     Aggregate future minimum lease payments under all operating leases are as follows:

Year ending December 31:
     1999...................................................  $  262,011
     2000...................................................     262,011
     2001...................................................     262,011
     2002...................................................     262,011
     2003...................................................     229,172
     Thereafter.............................................   1,137,532
                                                              ----------
       Total minimum payments...............................  $2,414,748
                                                              ==========

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

     Total rental expense for the years ended December 31, 1998, 1997 and 1996, was approximately $193,000, $161,000 and $161,000, respectively.

NOTE 9.  DEPOSITS:

     Certificates of deposits, each with a minimum denomination of $100,000, totaled approximately $10.3 million and $8.8 million at December 31, 1998 and 1997, respectively.

     At December 31, 1998, the scheduled maturities of certificates of deposit are as follows (in thousands of dollars):

1999........................................................  $32,219
2000........................................................    5,008
2001........................................................      287
                                                              -------
                                                              $37,514
                                                              =======

     As a former federal savings bank, FirstBank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the FDIC. To recapitalize the reserves of SAIF, a special assessment on institutions with SAIF-insured deposits was approved by the U.S. Congress. FirstBank expensed approximately $445,000 for the special assessment during 1996.

NOTE 10.  FEDERAL HOME LOAN BANK ADVANCES:

     FirstBank has an $11 million line-of-credit with the FHLB of Atlanta. At December 31, 1998 and 1997, advances from the FHLB of Atlanta totaled $4.25 million and $5.05 million, respectively.

     At December 31, 1998, the maturity dates and interest rates on the advances were as follows (in thousands of dollars):

MATURITY DATE                                  INTEREST RATE AND TYPE   ADVANCE AMOUNT
-------------                                  ----------------------   --------------
June 2001....................................       6.92% fixed           $  250,000
June 2003 (callable June 2000)...............       5.40% fixed            1,000,000
June 2008 (callable June 2003)...............       5.51% fixed            3,000,000
                                                                          ----------
                                                                          $4,250,000
                                                                          ==========

     As security for advances, FirstBank, under a blanket floating lien, is required to maintain qualifying mortgages with unpaid principal balances, when discounted at 75% of the unpaid principal balances, at least equal to 100% of its outstanding advances. All stock in the FHLB is also pledged to secure these advances. Advance agreements contain penalty provisions for early repayment if current advance rates are lower than the interest rates on the advances being repaid.

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

     Such advances during 1998 and 1997 are summarized as follows:

                                                            1998         1997
                                                         ----------   ----------
Maximum amount of advances at any month end............  $4,300,000   $6,300,000
                                                         ==========   ==========
Average borrowings during the year.....................  $2,954,000   $3,428,000
                                                         ==========   ==========
Weighted average interest rate during the year.........        5.79%        6.03%
                                                         ==========   ==========

NOTE 11.  NOTE PAYABLE:

     In connection with the organization of FBM, the Company borrowed $2,100,000 from a bank in August 1998. The loan principal is scheduled for repayment monthly over five years, beginning October 1, 2003, and is subject to repayment prior to consummation of the merger (see Note 23). Interest is due monthly beginning October 1, 1998, through maturity in September 2008, at a variable rate of prime less one percent (7.5% at December 31, 1998). The common stock of each Bank serves as collateral.

     The loan agreement contains certain loan covenants that, among other things, place limits on additional borrowings and capital expenditures and, require the Company and each subsidiary Bank to maintain their status as "well capitalized" as defined by the regulations. The Company was in compliance with these loan covenants.

NOTE 12.  INCOME TAXES:

     The Company files consolidated federal income tax returns on a calendar-year basis.

     The provision for income taxes for the three years ended December 31, 1998 consists of the following:

                                                    1998       1997       1996
                                                  --------   --------   --------
Currently payable:
  Federal.......................................  $549,589   $589,579   $336,524
  State.........................................    55,494     67,690     29,967
                                                  --------   --------   --------
     Total......................................   605,083    657,269    366,491
                                                  --------   --------   --------
Deferred tax benefit:
  Federal.......................................   (44,523)   (70,061)   (40,046)
  State.........................................   (29,489)    (6,569)    (3,947)
                                                  --------   --------   --------
     Total......................................   (74,012)   (76,630)   (43,993)
                                                  --------   --------   --------
     Total income taxes.........................  $531,071   $580,639   $322,498
                                                  ========   ========   ========
     Effective tax rate.........................      38.3%      38.0%      39.2%
                                                  ========   ========   ========

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

     The provision for income taxes for 1998, 1997, and 1996 differed from amounts computed by applying the statutory federal rate to income before income taxes as follows:

                                                      1998       1997       1996
                                                    --------   --------   --------
Income taxes at statutory rate on pre-tax
  income..........................................  $471,694   $519,519   $279,925
  State income taxes, net of federal tax
     benefit......................................    36,626     40,339     17,173
  Other, net......................................    22,751     20,781     25,400
                                                    --------   --------   --------
     Total provision..............................  $531,071   $580,639   $322,498
                                                    ========   ========   ========

     The sources of deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows:

                                                               1998       1997
                                                             --------   --------
Deferred tax assets:
  Allowance for loan losses................................  $288,611   $254,739
  Start-up costs...........................................    74,849         --
  State tax net operating loss carryforward................    27,503         --
  Deferred loan fees.......................................        --     34,896
  Unrealized losses on securities available-for-sale.......     7,936      8,885
  Other....................................................     5,981      9,018
                                                             --------   --------
     Total.................................................   404,880    307,538
                                                             --------   --------
Deferred tax liabilities:
  Federal Home Loan Bank stock dividends...................   (43,551)   (43,551)
                                                             --------   --------
     Net deferred tax asset before valuation allowance.....   364,329    263,987
     Less, valuation allowance.............................   (24,279)        --
                                                             --------   --------
     Net deferred tax asset................................  $337,050   $263,987
                                                             ========   ========

     At December 31, 1998, the Company had net operating loss (NOL) carryforwards for state income tax purposes of approximately $586,000 available to offset future state taxable income. The NOL carryforwards expire in the years 2010 through 2013. The valuation allowance represents management's estimate of the allowance for the NOL deferred tax asset and specifically relates to FirstBancorporation and FMB.

NOTE 13.  STOCK OPTIONS:

     Options to purchase shares of the Company's common stock have been granted to its directors and officers. Under the 1996 Stock Option Plan up to 17,325 shares of common stock were authorized to be granted to selected key employees and nonemployee directors in the form of incentive and nonqualified stock options. A committee of the Board of Directors determines the dates options shall be granted and exercised, the period of vesting schedule and the term of the exercise period (not to exceed 10 years). Under the 1987 Non-Qualified Stock Option Plan and 1986 Incentive Stock Option Plan, 112,386 shares of common stock were authorized and granted to outside directors and officers. These options expire in 2006.

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

     The Company applies APB Opinion 25 and related Interpretations in accounting for the stock option plans. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                       YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1998       1997       1996
                                                    --------   --------   --------
Net income
  As reported.....................................  $766,024   $947,358   $500,811
  Pro forma.......................................  $754,441   $912,968   $476,352
Earnings per share -- basic
  As reported.....................................  $   1.01   $   1.37   $   0.73
  Pro forma.......................................  $   1.00   $   1.32   $   0.69
Earnings per share -- assuming dilution
  As reported.....................................  $   0.94   $   1.29   $   0.69
  Pro forma.......................................  $   0.92   $   1.24   $   0.66

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                      YEARS ENDED DECEMBER 31,
                                               ---------------------------------------
                                                  1998          1997          1996
                                               -----------   -----------   -----------
Dividend yield...............................         0.00%         0.00%         0.00%
Expected life................................  5 - 6 years   6 - 7 years   6 - 7 years
Expected volatility..........................           27%           20%           20%
Risk-free interest rate......................         5.28%          6.0%          6.0%

     A summary of the status of the Company's stock option plans is presented below:

                                   1998                 1997                 1996
                            ------------------   ------------------   ------------------
                                      WEIGHTED             WEIGHTED             WEIGHTED
                                      AVERAGE              AVERAGE              AVERAGE
                                      EXERCISE             EXERCISE             EXERCISE
                            SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                            -------   --------   -------   --------   -------   --------
Fixed Options:
  Outstanding at beginning
     of year..............  108,464    $ 8.06    105,885    $ 7.85     97,315    $7.76
  Granted.................    4,491     16.71      5,700     13.61     10,571     9.60
  Exercised...............   (3,892)    11.08         --        --     (2,001)    8.18
  Forfeited...............   (4,459)     6.73     (3,121)    10.44         --       --
                            -------              -------              -------
  Outstanding at end of
     year.................  104,604    $ 7.79    108,464    $ 8.06    105,885    $7.85
                            =======              =======              =======

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

                                   1998                 1997                 1996
                            ------------------   ------------------   ------------------
                                      WEIGHTED             WEIGHTED             WEIGHTED
                                      AVERAGE              AVERAGE              AVERAGE
                                      EXERCISE             EXERCISE             EXERCISE
                            SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                            -------   --------   -------   --------   -------   --------
Options exercisable at
  year end................   81,073    $ 7.04     85,739    $ 7.05     76,893    $6.68
Weighted-average fair
  value of options granted
  during the year.........             $16.71               $13.61               $9.60

     Information pertaining to options outstanding at December 31, 1998 is as follows:

                                      OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                              ------------------------------------   ----------------------
                                             WEIGHTED
                                              AVERAGE     WEIGHTED                 WEIGHTED
                                             REMAINING    AVERAGE                  AVERAGE
RANGE OF                        NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES               OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------               -----------   -----------   --------   -----------   --------
$ 6.41 -- $ 6.73............     70,230      5.7 years     $ 6.43      74,689       $ 6.43
$10.30 -- $11.82............     28,874      6.7 years      10.83      10,443        10.99
$14.00 -- $18.00............      5,500      8.9 years      15.73         400        14.00
                                -------      ---------     ------      ------       ------
Outstanding at end of
  year......................    104,604      6.1 years     $ 8.06      85,532       $ 7.02
                                =======      =========     ======      ======       ======

NOTE 14.  RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES:

     The Banks, as national banks, are subject to certain restrictions regarding the transfer of funds to the Company in the form of cash dividends, loans, or advances. The approval of the OCC is required to pay dividends in excess of the Banks' net profits for the current year plus retained net profits (net profits less dividends paid) for the preceding two years, less any required transfers to surplus. As of December 31, 1998, approximately $1,283,000 of the Banks' retained earnings are available for distribution to the Company as dividends without prior regulatory approval.

     Under FRB regulations, the Banks are also limited as to the amount it may loan to the Company unless such loans are collateralized by specified obligations. The maximum amount available for transfer from the Banks to the Company in the form of loans or advances totaled approximately $2,845,000 at December 3l, 1998.

NOTE 15.  RELATED PARTY TRANSACTIONS:

     During 1998 and 1997, FirstBank and in 1998, FBM had loan relationships with certain related parties; principally, directors and executive officers, their immediate families and their business interests. All of these relationships were in the ordinary course of business. Total loans outstanding to this group (including immediate families and business interests) amounted to $1,462,900 at December 31, 1998, and $1,203,791 at December 31, 1997. During
1998, $1,110,593 of new loans were originated to this group. Repayments of $851,484 were made during 1998.

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

     Related party deposits totaled approximately $3,188,000 and $2,451,000 at December 31, 1998 and 1997, respectively.

NOTE 16.  COMMITMENTS AND CONTINGENT LIABILITIES:

     The Company is involved at times in various litigation arising out of the normal course of business. In the opinion of the Company's legal counsel, there is no pending or threatened litigation that will have a material effect on the Company's consolidated financial statements.

     The Company has entered into contracts that provide certain officers salary continuation plans for up to three years in the event of a change in control of the Company.

YEAR 2000 CONSIDERATIONS

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If uncorrected, many applications could fail or create erroneous results by or at the year 2000. The year 2000 issue affects virtually all organizations.

     The Company uses the services of outside software vendors for certain of its data processing applications. Based on discussions with software vendors and the execution of its year 2000 plan to date, management does not expect the cost of addressing any year 2000 issue will be a material event or uncertainty that would cause its reported financial information not to be necessarily indicative of future operating results or future financial condition, or that the costs or consequences of incomplete or untimely resolution of any year 2000 issue represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition. Costs to address the year 2000 issue are estimated to total approximately $100,000, of which approximately $65,000 was incurred in 1998.

NOTE 17.  OFF-BALANCE-SHEET ACTIVITIES:

     The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets.

     The Company's exposure to credit loss is represented by the contractual amount of the commitments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

     At December 31, 1998 and 1997, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                             CONTRACT AMOUNT
                                                        -------------------------
                                                           1998          1997
                                                        -----------   -----------
Commitments to grant loans............................  $ 3,060,000   $ 3,371,000
Unfunded commitments under lines of credit............   12,696,000    10,327,000
Commercial and standby letters of credit..............      493,000       288,000

     Commitments to grant loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates and are generally collateralized by real estate.

     Unfunded commitments under lines of credit are generally unfunded balances on loans closed and include unfunded lines on home equity loans, other open ended loans, overdraft protection lines and construction loans. Construction loans are generally for a fixed term and may require a fee to be paid. Lines of credit are generally collateralized by real estate.

     Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially standby letters of credit have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

NOTE 18.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The estimated fair value of the Company's financial instruments at December 31, 1998 and 1997, are as follows:

                                          1998                        1997
                                -------------------------   -------------------------
                                 CARRYING        FAIR        CARRYING        FAIR
                                  AMOUNT         VALUE        AMOUNT         VALUE
                                -----------   -----------   -----------   -----------
Financial assets:
  Cash and cash equivalents...  $ 8,753,950   $ 8,753,950   $ 6,095,598   $ 6,095,598
  Time deposits with banks....    2,099,000     2,099,000        99,000        99,000
  Securities
     available-for-sale.......    9,066,478     9,066,478     2,182,412     2,182,412
  Real estate loans held for
     sale.....................    1,740,365     1,740,365       676,279       676,279
  Loans receivable -- net.....   82,583,276    82,643,199    80,063,972    80,250,247
  Accrued interest
     receivable...............      595,812       595,812       555,537       555,537

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

                                          1998                        1997
                                -------------------------   -------------------------
                                 CARRYING        FAIR        CARRYING        FAIR
                                  AMOUNT         VALUE        AMOUNT         VALUE
                                -----------   -----------   -----------   -----------
Financial liabilities:
  Deposits....................  $87,752,659   $87,909,255   $77,462,288   $77,529,026
  Federal Home Loan Bank
     advances.................    4,250,000     4,318,856     5,050,000     5,059,257
  Note payable................    2,100,000     2,100,000            --            --
  Amounts due to depository
     institutions.............      489,573       489,573       305,315       305,315
  Accrued interest payable....      280,129       280,129       208,410       208,410
Unrecognized financial
  instruments:
  Commitments to grant
     loans....................    3,060,000     3,060,000     3,371,000     3,371,000
  Lines-of-credit.............   12,696,000    12,696,000    10,327,000    10,327,000
  Standby letters of credit...      493,000       493,000       288,000       288,000

NOTE 19.  MINIMUM REGULATORY CAPITAL REQUIREMENTS:

     The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

     As of September 22, 1997, the most recent notifications from the OCC categorized FirstBank as well capitalized under the regulatory framework for prompt corrective action. FBM has not received any notification from the OCC, but was required to be well capitalized. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Banks' categories.

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

     The Company's and the Banks' actual capital amounts and ratios are also presented in the table as follows (in thousands of dollars):

                                                                                  MINIMUM
                                                                                  REQUIRED
                                                                                 TO BE WELL
                                                                 MINIMUM        CAPITALIZED
                                                                 REQUIRED       UNDER PROMPT
                                                               FOR CAPITAL       CORRECTIVE
                                                                 ADEQUACY          ACTION
                                                ACTUAL           PURPOSES        PROVISIONS
                                            ---------------   --------------   --------------
                                            AMOUNT    RATIO   AMOUNT   RATIO   AMOUNT   RATIO
                                            -------   -----   ------   -----   ------   -----
At December 31, 1998:
Tier I Capital (to Average Assets):
  Consolidated............................  $12,131    11.1%  $4,359    4.0%   $5,449    5.0%
  FirstBank...............................    8,165     8.2%   4,007    4.0%    5,009    5.0%
  FBM.....................................    4,673    63.1%     296    4.0%      444    5.0%
Tier I Capital (to Risk Weighted Assets):
  Consolidated............................  $12,131    17.6%  $2,752    4.0%   $4,129    6.0%
  FirstBank...............................    8,165    12.8%   2,554    4.0%    3,831    6.0%
  FBM.....................................    4,673   111.4%     168    4.0%      252    6.0%
Total Capital (to Risk Weighted Assets):
  Consolidated............................  $12,943    18.8%  $5,504    8.0%   $6,881   10.0%
  FirstBank...............................    8,964    14.0%   5,108    8.0%    6,386   10.0%
  FBM.....................................    4,686   111.7%     335    8.0%      419   10.0%
At December 31, 1997:
Tier I Capital (to Average Assets):
  Consolidated............................  $ 7,854     8.7%  $3,608    4.0%   $4,509    5.0%
  FirstBank...............................    7,737     8.6%   3,607    4.0%    4,508    5.0%
Tier I Capital (to Risk Weighted Assets):
  Consolidated............................    7,854    12.1%   2,587    4.0%    3,880    6.0%
  FirstBank...............................    7,737    12.0%   2,587    4.0%    3,880    6.0%
Total Capital (to Risk Weighted Assets):
  Consolidated............................    8,582    13.3%   5,173    8.0%    6,470   10.0%
  FirstBank...............................    8,465    13.1%   5,173    8.0%    6,467   10.0%

NOTE 20.  FIRST SECURITIES CORPORATION:

     FSC completed its first year of operations in 1997. Financial information pertaining only to FSC is as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
Total assets................................................  $61,007   $73,000
                                                              =======   =======

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                1998      1997
                                                              --------   -------
Gross commission income.....................................  $137,797   $40,400
                                                              ========   =======
Net loss....................................................  $ 16,446   $24,350
                                                              ========   =======

NOTE 21.  CONDENSED FINANCIAL STATEMENTS:

     Presented below are the condensed financial statements for FirstBancorporation, Inc. (parent company only):

                                                        DECEMBER 31,   DECEMBER 31,
                                                            1998           1997
                                                        ------------   ------------
Balance Sheets:
  Assets:
     Cash.............................................  $ 1,169,835     $   15,586
     Investment in banking subsidiaries...............   12,832,257      7,864,255
     Other assets.....................................      222,561        109,847
                                                        -----------     ----------
     Total assets.....................................  $14,224,653     $7,989,688
                                                        ===========     ==========
  Liabilities:
     Amounts due to banking subsidiaries..............  $        --     $    7,241
     Other liabilities................................           --          1,446
     Long-term debt...................................    2,100,000             --
     Stockholders' equity.............................   12,124,653      7,981,001
                                                        -----------     ----------
     Total liabilities and stockholders' equity.......  $14,224,653     $7,989,688
                                                        ===========     ==========
Statements of Income:
  Dividends from banking subsidiaries.................  $   860,000     $  100,000
  Interest............................................        1,281             --
                                                        -----------     ----------
     Total income.....................................  $   861,281     $  100,000
                                                        ===========     ==========
Expenses:
  Interest............................................  $    53,375     $       --
  Compensation........................................           --         16,915
  Amortization........................................        8,076          7,887
  Other...............................................       21,027         31,275
                                                        -----------     ----------
Income before equity in undistributed earnings of
  subsidiaries........................................      778,803         43,923
Applicable income tax benefit.........................       20,769         21,310
Equity in undistributed earnings of subsidiaries......      (33,548)       882,125
                                                        -----------     ----------
  Net income..........................................  $   766,024     $  947,358
                                                        ===========     ==========
Statements of Cash Flows:
  Cash flows from operating activities:
     Net income.......................................  $   766,024     $  947,358

                   FIRSTBANCORPORATION, INC. AND SUBSIDIARIES

                                                        DECEMBER 31,   DECEMBER 31,
                                                            1998           1997
                                                        ------------   ------------
     Adjustments to reconcile net income to net cash
       provided by operating activities:
       Amortization expense...........................  $    23,090     $    7,887
       Increase in other assets.......................      (27,913)       (78,145)
       Increase (decrease) in other liabilities.......       (8,687)         8,687
       Equity in undistributed earnings of
          subsidiaries................................       33,548       (882,125)
                                                        -----------     ----------
          Net cash provided by operating activities...      786,062          3,662
Cash flows from investing activities:
  Investment in FBM...................................   (5,107,892)            --
                                                        -----------     ----------
Net cash used in investing activities.................   (5,107,892)            --
Cash flows from financing activities:
  Proceeds from issuance of long-term debt............    2,100,000             --
  Common stock issued.................................    3,490,699             --
  Stock issuance cost.................................     (114,620)        (7,470)
                                                        -----------     ----------
Net cash provided (used) by financing activities......    5,476,079         (7,470)
                                                        -----------     ----------
Net increase (decrease) in cash and cash
  equivalents.........................................    1,154,249         (3,808)
Cash at beginning of year.............................       15,586         19,394
                                                        -----------     ----------
Cash at end of year...................................  $ 1,169,835     $   15,586
                                                        ===========     ==========

NOTE 22.  OTHER COMPREHENSIVE INCOME:

     The components of other comprehensive income and related tax effects are as follows:

                                                        YEARS ENDED DECEMBER 31,
                                                       ---------------------------
                                                        1998      1997      1996
                                                       -------   -------   -------
Unrealized holding losses on available-for-sale
  securities.........................................  $20,846   $23,383   $17,631
Less: Reclassification adjustment for gains (losses)
  realized in income (expense).......................       --        --        --
                                                       -------   -------   -------
Net unrealized losses................................   20,846    23,383    17,631
Tax effect...........................................   (7,898)   (8,886)   (6,700)
                                                       -------   -------   -------
Net-of-tax amount....................................  $12,948   $14,497   $10,931
                                                       =======   =======   =======

NOTE 23.  SUBSEQUENT EVENTS:

     The Boards of Directors of the Company and First National Corporation (FNC) approved on March 4, 1999, a merger of the two companies. In the merger, the Company's stockholders will receive 1.222 shares of FNC common stock for each share of the Company's common stock. The merger is anticipated to be accounted for as a pooling-of-interests and a tax-free reorganization. Consummation of the merger is subject to several conditions, including the receipt of applicable regulatory approvals and approval by the stockholders of both companies.

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